SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed  by  the  Registrant  [ X ]
Filed  by  a  party  other  than  the  Registrant  [   ]

Check  the  appropriate  box:
[ X ]  Preliminary  Proxy  Statement
[   ]  Confidential,  for  use  of  the  Commission Only (as permitted by Rule
       14a-6(e)(2))
[   ]  Definitive  Proxy  Statement
[   ]  Definitive  Additional  Materials
[   ]  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
       240.14a-12

                        POMEROY COMPUTER RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]  No  fee  required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

      1)    Title  of each class of securities to which transaction applies: N/A

      2)    Aggregate  number  of  securities  to which transaction applies: N/A

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

      4)    Proposed  maximum  aggregate  value  of  transaction:  N/A

      5)    Total  fee  paid:  N/A

[   ]  Fee  paid  previously  with  preliminary  materials.  N/A
[   ]  Check box  if any part  of the fee is offset as provided  by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting Fee Was paid previously. Identify the previous filing by registration Statement number, or the Form or Schedule and the date of its filing.

      1)    Amount  Previously  Paid:

      2)    Form,  Schedule  or  Registration  Statement  No.:

      3)    Filing  Party:

      4)    Date  Filed:

                                    PCR LOGO

Dear  Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Pomeroy Computer Resources, Inc. on Thursday, June 8, 2000 at 10 a.m. at the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington KY 41011.

We hope that you will be able to attend the Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy card. Your shares cannot be voted unless you sign and return a proxy or vote by ballot at the Meeting.

If you plan to attend the Meeting and will need special assistance because of a disability, please contact Dino Lucarelli, Vice President of Finance, 1020 Petersburg Road, Hebron, KY 41048, (859) 586-0600.

Very  truly  yours,


David  B.  Pomeroy,  II
Chairman  of  the  Board



                             YOUR VOTE IS IMPORTANT
                     Please Sign, Date and Return Your Proxy

Pomeroy  Computer  Resources,  Inc.
1020  Petersburg  Road
Hebron,  Kentucky  41048


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Pomeroy Computer Resources, Inc. will be held at the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, KY 41011 on Thursday, June 8, 2000 at 10:00 A.M., E.D.T. for the following purposes:

     1.     To  elect  six  directors,  and;

     2. To approve an increase in the number of authorized shares of common stock, $0.01 par value, from 15,000,000 to 20,000,000, and;

     3. To approve an increase in the number of shares of Common Stock reserved for issuance under the Company's 1992 Non-Qualified and Incentive Stock Option Plan from 2,350,000 shares to 3,500,000 shares, and;

     4. To transact such other business as may be properly brought before the meeting and any and all adjournments thereof.

Stockholders of record at the close of business on April 28, 2000 will be entitled to notice of and to vote at the meeting.

Stockholders are cordially invited to attend the meeting. Please complete, execute and return the enclosed proxy card in the enclosed envelope whether or not you plan to attend so that your shares may be represented at the meeting. If you attend the meeting, you may revoke your proxy and vote in person if you choose.

By  Order  of  The  Board  of  Directors


/s/ Dino Lucarelli
----------------------------------
Dino  Lucarelli,  Secretary

28  April,  2000
----------------
Date

                                 PROXY STATEMENT

                       SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pomeroy Computer Resources, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders, which will be held Thursday, June 8, 2000 at 10:00 A.M., E.D.T., at the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, KY 41011 and at any and all adjournments of that meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are first being sent to stockholders on or about May 7, 2000. The Company's principal executive offices are located at 1020 Petersburg Road, Hebron, KY 41048.

Shares represented by properly executed proxy cards received by the Company at or prior to the meeting will be voted according to the instructions indicated on the proxy card. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors knows of no other matters which may be brought before the meeting. However, if any other business is properly presented for action at the meeting, the persons named on the proxy card will vote according to their best judgment.

A proxy card may be revoked at any time before it is voted at the meeting by filing with the corporate secretary an instrument revoking it, by a duly executed proxy bearing a later date, or by voting in person by ballot at the meeting.

Only stockholders of record at the close of business on April 28, 2000 will be entitled to the notice of and to vote at the meeting. On that date, there were 12,094,226 common shares outstanding and entitled to vote, and each such share is entitled to one (1) vote on each matter to be considered. Stockholders do not have cumulative voting rights in the election of directors. Tabulation of proxies and votes cast at the meeting will be counted and certified to by an independent agent.

A majority of the votes entitled to be cast on matters to be considered at the meeting will constitute a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker non-votes will not be deemed to have been cast either "for" or "against" a matter, although they will be counted in determining if a quorum is present. Proxies marked "abstain" or a vote to abstain by a stockholder present in person at the Annual Meeting will have the same legal effect as a vote "against" a matter because it represents a share present or represented at the meeting and entitled to vote. The specific vote requirements for the proposals being submitted to stockholder vote at the Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

The expense of this solicitation will be borne by the Company. In addition, arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Annual Meeting to beneficial owners of the Company's stock and the Company will reimburse these institutions for their expense in so doing.

                                 STOCK OWNERSHIP

The following table sets forth, as of April 12, 2000, the beneficial ownership of shares of the Company's common stock, $.01 par value ("Common Stock"), by each Director and nominee for Director of the Company, each executive officer named in the Summary Compensation Table (below), each person known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of Common Stock, and by the Directors and executive officers of the Company as a group.

                                  AMOUNT & NATURE OF
NAME                          BENEFICIAL OWNERSHIP (1)  % OF CLASS
----------------------------  ------------------------  -----------
David B. Pomeroy, II                     2,420,425 (2)       19.52%

Stephen E. Pomeroy                         122,201 (3)        1.00%

James C. Eck                                27,611 (4)           *

Victor Eilau                                51,787 (5)           *

Timothy E. Tonges                           55,907 (6)           *

James H. Smith, III                         15,488 (7)           *

David  W. Rosenthal                          4,053 (8)           *

Michael E. Rohrkemper                       13,022 (9)           *

William H.  Lomicka                         3,334 (10)           *

Vincent D. Rinaldi                          3,334 (10)           *

Directors and all Executive
Officers as  a Group                    2,717,162 (11)       21.44%

----------------------------
* Less than one percent (1%)

     (1) The "Beneficial Owner" of a security includes any person who shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership of such security within 60 days based solely on information provided to the Company.
     (2) Includes 22,636 shares owned by his spouse as to which Mr. Pomeroy disclaims beneficial ownership and includes 36,417 shares held in Pomeroy Computer Resources, Inc. 401 (k) plan. Also includes 280,875 shares of Common Stock issuable upon exercise of stock options.
     (3) Includes 116,625 shares of Common Stock issuable upon exercise of stock options.
     (4) Includes 24,000 shares of Common Stock issuable upon exercise of stock options.
     (5) Includes 50,000 shares of Common Stock issuable upon exercise of stock options.
     (6) Includes 54,750 shares of Common Stock issuable upon exercise of stock options.
     (7) Includes 11,877 shares of Common Stock issuable upon exercise of stock options.
     (8) Includes 301 shares of Common Stock owned by his spouse as to which Dr. Rosenthal disclaims beneficial ownership and includes 3,752 shares of Common Stock issuable upon exercise of stock options.
     (9) Includes 247 shares of Common Stock held by Rohrkemper & Ossege Ltd., a partnership in which Mr. Rohrkemper has a 60% interest. Also includes 8,959 shares of Common Stock issuable upon exercise of stock options.
     (10) Includes 3,334 shares of Common Stock issuable upon exercise of stock options.
     (11) Includes 557,506 shares of Common Stock issuable upon exercise of stock options, 22,937 shares of Common stock owned by Mr. David B. Pomeroy's spouse and Dr. David W. Rosenthal's spouse, and 247 shares of stock owned by Rohrkemper & Ossege Ltd.

                         ITEM 1 - ELECTION OF DIRECTORS

                         DIRECTORS STANDING FOR ELECTION

Six directors are to be elected at the Annual Meeting of Stockholders, each to serve until the next annual meeting and until his successor shall have been elected and qualified. Each of the following nominees is presently a member of the Board of Directors. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. The proxy solicited hereunder will be voted, unless otherwise instructed, for the election of the six nominees named below. If, for any unforeseen reason, any nominee should become unavailable, the proxies will exercise their discretion in voting for a substitute. The Board of Directors recommends that the stockholders vote for the six nominees for director named below. The following contains information relating to each nominee for election to the Board of Directors:


NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE                              YEAR FIRST ELECTED
YEARS; AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                                A DIRECTOR
-----------------------------------------------                            ------------------
David B. Pomeroy II, 50, is Chairman of the Board, President and Chief                   1992
Executive Officer of the Company. Mr. Pomeroy was a founder of the first of the Company's predecessor businesses ("the Pomeroy
Companies") in 1981.  Mr. Pomeroy controlled the Pomeroy Companies until their reorganization into Pomeroy Computer Resources in 1992 and has served as Chairman of the Board, President and Chief
Executive Officer since 1992.

James H. Smith, III, 49, has been a Director of the Company since April                  1992
1992.  He is a Shareholder in the law firm of Lindhorst & Dreidame Co.,
L.P.A., Cincinnati, Ohio, where he has practiced law since 1979.
Lindhorst & Dreidame acts as outside general counsel to the Company.

Michael E. Rohrkemper, 53, has been a Director of the Company since                      1993
July 1993.  He is a certified public accountant and has been a partner in the accounting firm of Rohrkemper and Ossege Ltd. since January 1991.

Stephen E. Pomeroy, 31, has been a Director of the Company since                         1998
February, 1998, and Chief Financial Officer since May 1997.  In
December 1998, Mr. Pomeroy was named President and Chief
Executive Officer of Pomeroy Select Integration Solutions, Inc.
("Pomeroy Select"), a wholly-owned subsidiary of the Company.  Mr.
Pomeroy was the Vice President of Marketing and Corporate
Development of the Company from September 1996 to May 1997.  Prior to that time, Mr. Pomeroy was the Director of New Market Development of the Company from 1994 to September 1996 and Account Executive from 1991 to 1994.  From 1985 to 1991, Mr. Pomeroy was employed by the Company on a part-time basis.

William H. Lomicka, 63, was elected to the Board of Directors effective                  1999
January 7, 1999.  Mr. Lomicka is chairman of Coulter Ridge Capital, Inc.
a private investment firm, a position he has held since 1999.  Between
1989 and 1999, he was president of Mayfair Capital, Inc., a private investment firm.  Mr. Lomicka is a Director of Vencor, Inc.


                                  Page 6 of 18
Vincent D. Rinaldi, 51, has been a Director of the Company since June                    1999
6, 1999.  Mr. Rinaldi is the president of Information Leasing Corporation
("ILC") and Procurement Alternatives Corporation ("PAC"), both wholly owned subsidiaries of Provident Financial Group, Inc. ("Provident").  The
combined companies finance and manage equipment for a wide range of companies.  Mr. Rinaldi was the founder of ILC in 1984 prior to the acquisition by Provident in 1996.  Mr. Rinaldi is currently a director of
Thrucom, Inc., Qsys International Inc. and Infonet Inc.


Stephen E. Pomeroy is the son of David B. Pomeroy, II. There are no other family relationships among the Company's directors and executive officers.

There were four meetings of the Board of Directors in 1999. Each member of the Board of Directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board and committees on which he served.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Company has a standing audit committee, which held two meetings during 1999, composed of two non-employee directors, Messrs. Smith and Rohrkemper, and Mr. David B. Pomeroy, Chairman of the Board, President and Chief Executive Officer. The audit committee consults with the independent auditors regarding their examination of the financial statements of the Company and regarding the adequacy of internal controls. It reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the ensuing year.

The  Company  does  not  have  a  standing  nominating  committee.

The Company has a standing compensation committee which held one meeting during 1999, composed of two non-employee directors, Messrs. Smith, Rohrkemper, and Mr. David B. Pomeroy. This committee reviews the compensation paid by the Company and makes recommendations on these matters to the Board of Directors.

In 1999, the Company had a standing stock option committee consisting of Messrs. Rosenthal, Rohrkemper and Smith. This committee administers the 1992 Non-Qualified and Incentive Stock Option Plan. During fiscal 1999, this committee held no formal meeting.

                                 DIRECTOR'S FEES

Each director who is not an employee of the Company, except for Mr. Smith, receives a quarterly retainer of Two Thousand Dollars ($2,000) plus Five Hundred Dollars ($500) for each Board of Directors meeting attended (including as part of each such meeting any committee meetings held on the same date), and Five Hundred Dollars ($500) for any committee meetings attended which were not held on the same date as a Board of Directors meeting. Beginning with the fourth quarter of fiscal 1993, the amount earned by such directors is automatically deposited by the Company, on a quarterly basis, into a broker account established for each such Director unless the Director requests receipt of the cash instead. The broker is directed to utilize the funds deposited for each Director to purchase shares of Common Stock of the Company on the open market. Mr. Smith's law firm, Lindhorst & Dreidame Co., L.P.A., is compensated for his time in attendance at Directors' Meetings based on his hourly rate.

                             EXECUTIVE COMPENSATION

                      REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is currently composed of two (2) non-employee directors, Messrs. Smith and Rohrkemper, and Mr. Pomeroy, Chairman of the Board, President and Chief Executive Officer. The Committee is responsible for the establishment and oversight of the Company's Executive Compensation Program. This program is designed to meet the objectives of attracting, retaining and motivating executive employees and providing a balance of short term and long term incentives that can recognize individual contributions from an executive and the overall operating and financial results of the Company. The Committee intends to review Executive Compensation on a regular basis and to compare the competitiveness of the Company's executive compensation and corporate performance with other corporations comparable to the Company. The committee believes that the significant equity interest in the Company held by the Company's management aligns the interests of the stockholders and management. Through the programs adopted by the Company a significant portion of Executive Compensation is linked to individual and corporate performance and stock price appreciation.

The basic elements of the Company's Executive Compensation Program consist primarily of base salary, potential for annual cash opportunities and stock options. The Committee believes that incentives play an important role in motivating executive performance and attempts to reward achievement of both short and long term goals. However, the emphasis on using stock options as a long term incentive is intended to insure a proper balance in the achievement of long term business objectives which ties a significant portion of the executive's compensation to factors which impact on the performance of the Company's stock.

Compensation opportunities must be adequate to enable the Company to compete effectively in the labor market for qualified executives. The elements of the Executive Compensation Program are designed to meet these demands, and at the same time encourage increases in shareholder value.

                                  BASE SALARIES

Base salaries for executives are initially determined by evaluating the duties and responsibilities of the position to be held by the individual, the experience of the executive and the competitive marketplace for executive talent. The Company has entered into Employment Agreements that establish salaries for certain executive officers. Salaries for executives and other employees are reviewed periodically and may be set at higher levels if the Company concludes that is appropriate in light of that particular individual's responsibilities, experience and performance.

                               ANNUAL CASH BONUSES

The Company's executives and other employees are eligible to receive annual cash awards or bonuses at the discretion of the Committee with the approval of the Board of Directors. In determining whether such discretionary awards should be made, the Committee considers corporate performance measured by financial and operating results including income, return on assets and management of expenses and costs.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. David B. Pomeroy served as Chairman of the Board and Chief Executive Officer throughout fiscal 1999. Mr. Pomeroy's compensation, which includes an annual salary, bonuses and stock options, was determined in accordance with the terms of the Eighth Amendment to his Employment Agreement. The Eighth Amendment, which established the performance criteria for fiscal 1999, was adopted by the Compensation Committee in December 1998. The Ninth Amendment to Mr. David B. Pomeroy's Employment agreement, which will establish the performance criteria for fiscal 2000, was adopted by the Compensation Committee in January 2000. The terms of Mr. David B. Pomeroy's Employment Agreement and any amendments thereto are based on the factors described above including a review of the compensation paid to executives of comparable companies.

                     Submitted by the Compensation Committee

       James H. Smith, III, Michael E. Rohrkemper and David B. Pomeroy, II

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 1999, the Compensation Committee consisted of David B. Pomeroy, II, James H. Smith, III, and Michael E. Rohrkemper. Mr. David B. Pomeroy is the Chief Executive Officer of the Company.

The Company's principal executive offices and distribution facility comprised of approximately 36,000 and 161,417 square feet of space, respectively are located in Hebron, Kentucky. These facilities are leased from Pomeroy Investments, LLC ("Pomeroy Investments"), a Kentucky limited liability company controlled by David B. Pomeroy, II, Chief Executive Officer of the Company, under a ten year triple-net lease agreement which expires in May 2006. The lease agreement provides for 2 five year renewal options. During fiscal 1999, Pomeroy Investments entered into a contract to begin construction of an additional
22,000 square feet of executive office space for the Company's use. The Company's Board of Directors has approved the transaction and the Company entered into an amended lease agreement with Pomeroy Investments on March 24, 2000, which provides that the lease term for the existing executive offices and distribution facility, which currently has approximately six years remaining, shall be extended and the new lease term for the existing executive offices, the distribution facility and the additional executive offices shall be for a ten-year period beginning upon the completion of the construction. It is anticipated that the construction will be complete and the amended lease will be effective in the summer of 2000. The terms of the amended lease were determined on the basis of the rental rates of comparable rental properties provided by an independent real estate company.

The Company also has noncancelable operating leases for its regional offices, expiring at various dates between 2000 and 2008. The Company believes there will be no difficulty in negotiating the renewal of its real property leases as they expire or in finding other satisfactory space. In the opinion of management, the properties are in good condition and repair and are adequate for the particular operations for which they are used. The Company does not own any real property.

The Company from time to time has made advances to Pomeroy Investments to satisfy Pomeroy Investments' working capital needs.

The Company pays Mr. Pomeroy approximately $7,900 per month for the business use of real estate owned by Mr. Pomeroy in Arizona.

James H. Smith, a director of the Company, is a shareholder in the law firm of Lindhorst & Dreidame Co., L.P.A. Lindhorst & Dreidame Co. serves as general counsel to the Company. The legal services provided by Lindhorst & Dreidame Co. constituted less than 5% of the firm's business in 1999.

Mr. Rinaldi, a director of the Company, is the president of Information Leasing Corporation ("ILC"), a wholly-owned subsidiary of Provident Financial Group, Inc. Since 1992, the Company has participated in a Remarketing and Agency Agreement ("Agreement") with ILC whereby the Company obtains rights to 50% of lease residual values for services rendered in connection with locating the lessee, selling the equipment to ILC and agreeing to assist in remarketing the used equipment. During fiscal 1999 the Company sold equipment and related support services to ILC, for lease to ILC's customers, in the amount of $2.5 million. The Company also obtained rights to lease residuals from ILC in the amount of $117 thousand in fiscal 1999. In the first quarter of fiscal 2000, Technology Integration Financial Services, Inc. ("TIFS"), a wholly-owned subsidiary of the Company, sold certain leases to ILC for $5.0 million.

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table is a summary for the fiscal years 1999, 1998 and 1997 of certain information concerning the compensation paid or accrued by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of January 5, 1999 (collectively, the "Named Executive Officers").

                              SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                       ANNUAL COMPENSATION              COMPENSATION AWARDS
                                --------------------------------------  -------------------
NAME AND PRINCIPAL                                        OTHER ANNUAL     STOCK OPTIONS
POSITION                  YEAR  SALARY (1)     BONUS      COMPENSATION         # (2)
------------------------  ----  ----------  ------------  ------------  -------------------
David B. Pomeroy          1999  $  475,000  $500,000             -                  125,000
CEO                       1998  $  475,000         - (3)         -                   25,000
                          1997  $  395,000  $720,000             -                   25,000

Stephen E. Pomeroy        1999  $  208,332  $ 255,000     $ 38,966 (4)                    -
CFO                       1998  $  125,000  $  52,000     $ 38,504 (4)               45,000
                          1997  $  115,000  $  41,324     $ 18,500 (4)               30,000

Timothy E. Tonges         1999  $  140,096  $  74,500     $ 64,996 (5)               25,000
Executive Vice President  1998  $  120,000  $  43,400     $ 88,932 (5)                6,000
of Sales & Operations     1997  $  120,000  $  78,600     $  5,932 (5)                3,750

James C. Eck              1999  $  192,500  $   9,000     $ 52,835 (6)                    -
Vice President of         1998  $  192,500  $  16,000     $ 35,668 (6)                5,000
Sales                     1997  $  175,000  $  34,400     $ 31,067 (6)               10,000

Victor Eilau              1999  $  350,000  $  75,000            -                   25,000
President, Technology     1998  $  294,665  $  46,934            -                   10,000
Integration Financial     1997  $  124,800  $  50,000            -                   15,000
Services, Inc.

     (1)     Includes  amounts  deferred  at  the  direction of the executive officer pursuant  to  the  Company's  401(k)  Retirement  Plan.

     (2)     Unless  otherwise noted, all stock options are awarded based on the fair market  value  of  the  Company's common stock at the time of grant.  Represents options  granted  during  fiscal  years  1999,  1998  and  1997.

     (3)     Excludes  $300,000  of  incentive  cash  bonus  that  was  forgone.

     (4)     Represents amounts accrued pursuant to deferred compensation agreements.

     (5)     Includes  commissions  of  $50,000,  and  $73,000  in  1999  and  1998,
             respectively.  Includes  amounts  accrued  pursuant  to  deferred  compensation agreements  of $14,996, $15,932 and $5,932 in 1999, 1998 and 1997, respectively.

     (6)     Includes  commissions  of $19,500, $19,000 and $14,400 in 1999, 1998 and
             1997,  respectively.  Includes amounts accrued pursuant to deferred compensation agreements of $33,335, $16,668 and $16,667 in 1999, 1998 and 1997, respectively.

                                         OPTION GRANTS IN LAST FISCAL YEAR

The  following  table  sets  forth  certain  information concerning the grant of options  to  purchase Common Stock to any of the Named Executive Officers during fiscal  year  1999.

                                  Individual Grants                                         Potential
------------------------------------------------------------------------------------     Realizable Value
                                                                                        at Assumed Annual
                                                                                       Rates of Stock Price
                       No. of Shares of    Percent of Total                               Appreciation
                         Common Stock     Options Granted to  Exercise or                for Option Term
                      Underlying Options       Employees      Base Price   Expiration  --------------------
Name                       Granted          in Fiscal Year      ($/Sh)        Date        5%         10%
--------------------  ------------------  ------------------  -----------  ----------  ---------  ---------
David B. Pomeroy, II              25,000               3.18%  $     21.78  01/06/04    $ 150,435  $ 332,422
                                  50,000               6.35%  $     21.78  02/17/04    $ 300,871  $ 664,845
                                  50,000               6.35%  $     10.69  12/15/04    $ 147,672  $ 326,317

Stephen E. Pomeroy                     -                  -   $         -         -    $       -  $       -

Timothy E. Tonges                 25,000               3.18%  $     12.25  04/16/01    $  31,390  $  64,313

James C. Eck                           -                  -   $        -          -    $       -  $       -

Victor Eilau                      25,000               3.18%  $     12.25  04/16/01    $  31,390  $  64,313


                       AGGREGATE STOCK OPTION EXERCISES IN YEAR ENDED JANUARY 5, 2000
                                      AND YEAR-END STOCK OPTION VALUES

The  following  table  sets  forth  information  concerning  aggregated  option exercises  in fiscal  year 1999 and the number and value of unexercised options held  by each  of  the  Named Executive Officers  at January  5,  2000.

                                                        No. of Securities
                                                     Underlying Unexercised    Value of Unexercised
                                                           Options at         In-the-Money Options at
                                                         January 5, 2000         January 5, 2000
                                                                (#)                     ($)
                         Shares                      -----------------------  -----------------------
                        Acquired          Value           Exercisable/              Exercisable/
Name                  on Exercise (#)  Realized ($)       Unexercisable             Unexercisable
--------------------  ---------------  ------------  -----------------------  -----------------------
David B. Pomeroy, II           20,000  $    213,814              240,875 / 0  $         495,100 / $ 0

Stephen E. Pomeroy                  -  $          -              116,625 / 0  $         316,530 / $ 0

Timothy E. Tonges                   -  $          -               34,750 / 0  $          12,500 / $ 0

James C. Eck                        -  $          -                5,000 / 0  $               0 / $ 0

Victor Eilau                        -  $          -               50,000 / 0  $          12,500 / $ 0


                         Submitted by Board of Directors

                              EMPLOYMENT AGREEMENTS

David B. Pomeroy, II, the Chairman of the Board and Chief Executive Officer of the Company, has an employment agreement with the Company for a term of three years, which is extended on a daily basis resulting in a perpetual three year term.

Effective January 6, 1999, Mr. David B. Pomeroy entered into an Eighth Amendment to the Employment Agreement with the Company (the "Eighth Amendment"). Mr. David
B. Pomeroy's compensation under the Eighth Amendment consisted of a base salary of $475,000 for fiscal 1999 and each subsequent fiscal year unless modified by the Compensation Committee. Under the Eighth Amendment, Mr. David B. Pomeroy was entitled to a cash bonus of up to a maximum of $500,000 and up to a maximum of 75,000 non-qualified stock options in fiscal 1999 based upon the Company's operating income. Mr. David B. Pomeroy may also be paid a discretionary bonus under any compensation, benefit or management incentive plan. Fifty percent of any discretionary bonus would be paid in cash and fifty percent would be treated as incentive deferred compensation.

Under the amended Employment Agreement, the Company has agreed to pay all premiums for a term life insurance policy with a death benefit equal to $3,000,000 insuring the life of Mr. David B. Pomeroy. The owner and beneficiary of this term life insurance policy is a trust established by Mr. David B.
Pomeroy. The Company and the trust entered into a split dollar arrangement whereunder the Company will pay all premiums on a whole life insurance policy with a death benefit equal to $2,000,000 insuring the life of Mr. David B. Pomeroy, less the reportable economic benefit to the trust.

In addition, the Company pays Mr. David B. Pomeroy (or to a legal entity controlled by him) $7,916.67 per month during the term of the Agreement, for the business use of real estate owned by Mr. David B. Pomeroy in Arizona. In the event of a change of control (as defined in the Agreement), the Company is required to provide Mr. David B. Pomeroy with 100 hours of flight time on a private air carrier for business use per year for the term of the agreement. Currently the cost of one hour of flight time ranges from $1,400 to $2,300 depending on various factors.

Effective January 6, 2000, Mr. David B. Pomeroy entered into a Ninth Amendment to the Employment Agreement with the Company (the "Ninth Amendment"). Under the Ninth Amendment, Mr. David B. Pomeroy was awarded, with an effective date of December 15, 1999, an option to acquire 50,000 shares of the common stock of the Company at the per share price equal to the fair market value of a share of Common Stock on December 15, 1999.

Mr. David B. Pomeroy also has a supplemental executive compensation agreement which provides supplemental income up to $50,000 per year, subject to a seven year vesting schedule, for a period of ten years commencing on the earliest to occur of the following events: (i) death, (ii) disability, (iii) retirement, or
(iv) the expiration of the seven year period beginning on January 6, 1995, the effective date of the agreement. The supplemental compensation vests over the initial seven year period according to the schedule set forth in the supplemental executive compensation agreement. Mr. David B. Pomeroy shall be entitled to 100% vesting in the event of his death or disability prior to the end of the seven year period. In the event of his retirement prior to the end of the seven year vesting period, Mr. David B. Pomeroy shall be entitled to the amount vested on the date of such retirement pursuant to the agreement. All payments shall be paid out according to the ten year payment plan.

Mr. Stephen E. Pomeroy's employment agreement with Pomeroy Select has a term of three years, which is extended on a daily basis resulting in a perpetual three year term. Effective September 1, 1999, Mr. Stephen Pomeroy's entered into the First amendment into his employment agreement which provided Mr. Pomeroy with an annual base salary of $275,000. Such base salary shall be in effect during the term of the employment agreement unless modified by the Compensation Committee. Pursuant to the employment agreement, Mr. Stephen Pomeroy is eligible to earn up to $100,000 in quarterly bonuses and a $100,000 annual bonus upon Pomeroy Select meeting certain predetermined goals. Any such annual bonus deemed earned by Mr.

Stephen Pomeroy pursuant to the terms and conditions of the employment agreement shall be paid as incentive deferred compensation, which is subject to a five year vesting schedule. Section 5(e) of the employment agreement provides Pomeroy Select with the discretion to provide Mr. Stephen Pomeroy with compensation or benefits in addition to those referenced herein above. Under the First Amendment to his Employment Agreement, Pomeroy Select agreed to provide Mr. Stephen Pomeroy with an additional cash bonus of $200,000 for his performance in identifying various acquisition candidates and implementing the acquisition of various entities or their assets on behalf of Pomeroy Select and the Company during fiscal year 1999.

Mr. Eck and Mr. Tonges are not currently parties to employment agreements with the Company.

Mr. Eilau, President of TIFS, a wholly-owned subsidiary of the Company, has an employment agreement with the Company extending from July 6, 1997 to July 5, 2000, which is extended annually for successive one-year periods unless either party gives 30 days written notice of termination. Mr. Eilau's compensation under the agreement consists of a base annual salary of $350,000 in deferred compensation based on Company revenues and pre-tax income and cash bonuses based on TIFS pre-tax income.

                                PERFORMANCE GRAPH

The following Performance Graph compares the percentage of the cumulative total stockholder return on the Company's common shares with the cumulative total return assuming reinvestment of dividends of (i) the S&P 500 Stock Index and
(ii)  the  NASDAQ  Industrial  Index.

                      POMEROY  S&P500  NASDAQ  INDUSTRIAL
                      -------  ------  ------  ----------
                      DEC-94   100     100          100
                      DEC-95   138.8   134.11       128
                      DEC-96   607.6   161.28       147.2
                      DEC-97   465.6   211.29       208.3
                      DEC-98   574.5   267.64       290.9
                      DEC-99   332     319.9        539.8

  ITEM 2.  PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board believes that the increase in the number of authorized shares of Common Stock is in the best interest of the Company and its stockholders. The purpose of the Amendment is to ensure the availability of shares of Common Stock without the delay and expense of obtaining further stockholder approval, subject to certain situations where stockholder approval may be required under Delaware law or the rules of any exchange on which the Company's securities are traded.

The availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for corporate purposes as the Board may determine in its discretion including, without limitation, acquisitions, stock distributions, stock dividends or splits, anti-takeover provisions, and the raising of additional capital. The Board has no present plans to issue any of the proposed additional authorized shares except as provided under the Company's employee benefit plans including increasing the number of shares of Common Stock reserved under the 1992 Outside Directors' Stock Option plan as described in the next proposal below (Item #3).

While the Company has no specific plans to issue shares in connection with an acquisition, the Company continually seeks to identify and evaluate potential acquisition candidates. Typically, the consideration paid by the Company for an acquired company includes a combination of cash, Common Stock, notes payable and "earn-out" compensation. Thus, the Company anticipates that to the extent that it completes acquisitions in the future, shares of Common Stock may be issued in connection with such acquisitions.

Under the Company's Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase shares. In addition, depending on the nature and terms of future transactions in which any additional shares are issued, the issuance could have a dilutive effect on the earnings per share, voting power, and/or share holdings of current stockholders.

The Board of Directors recommends that the stockholders vote for approval of the proposed amendment of the Company's Certificate of Incorporation as described above.

Approval of such amendment will require the affirmative vote of a majority of the outstanding Common Stock. Holders of shares of Common Stock have no rights of appraisal or similar rights of dissenting stockholders with respect to the proposed increase in the number of authorized shares of common stock. The persons named in the enclosed form of Proxy have advised that it is their intention to vote each Proxy for such proposal unless a contrary decision is indicated on the Proxy.

           ITEM 3 - PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED
    FOR ISSUANCE UNDER THE 1992 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN

On February 13, 1992 the Board of Directors and the stockholders of the Company adopted the 1992 Non-Qualified and Incentive Stock Option Plan (the "Option
Plan"). The Option Plan was adopted to encourage ownership of Common Stock by officers and key employees of the Company, to encourage their continued employment with the Company and to provide them with incentives to promote the success of the Company. The Stock Option Committee of the Board of Directors grants options under and otherwise administers the Option Plan. The exercise price for options under the Option Plan must be at least one hundred percent (100%) of the fair market value of the Common Stock on the date of grant; provided, however, in the event that an incentive stock option is granted to an employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or parent corporation of the Company, the exercise price per share for such incentive stock options cannot be less than one hundred ten percent (110%) of the fair market value of the common shares on the date of grant. The exercise price of options granted under the Option Plan is payable in cash or, at the discretion of the Stock Option Committee in whole or in part, in shares of Common Stock, valued at their fair market value at the date of exercise. The cash proceeds from the exercise of options will constitute general funds of the Company and may be used by it for any purpose. Each option granted under the Option Plan expires on the date or dates set forth in the specific option award as determined by the Stock Option Committee in its sole discretion, but not later than ten (10) years from the date of grant. The Option Plan will terminate on February 13, 2002, but such termination will not affect any outstanding options previously granted.

The Option Plan contains no maximum limitation as to the number of participants. Incentive stock options may be awarded to officers and key employees of the Company or its subsidiaries as determined by the Stock Option Committee. Non-qualified stock options may also be awarded by the Stock Option Committee to outside consultants employed by the Company. In fiscal 1999, 357 employees participated in the Option Plan.

The Option Plan may be amended from time to time by the Board of Directors of the Company provided that no amendment without stockholder approval may be made if approval of the stockholders is required under Section 422 of the Internal Revenue Code as in effect at the time of reference or Rule 16b-3 under the Securities Exchange Act of 1934 as in effect at the time of reference.

The proposal is to increase the number of shares of Common Stock reserved for issuance under the Option Plan from 2,350,000 shares to 3,500,000 shares. In fiscal 1995, the Board of Directors and stockholders of the Company increased the Common Stock reserved for issuance under the Option Plan to a total of 600,000 shares of Common Stock. During 1996 and 1997, the number of reserved shares was adjusted by the Board to 1,350,000 shares of Common Stock as provided in the Option Plan to reflect stock splits and dividends. In 1998, the Board of Directors and stockholders of the Company increased the Common Stock reserved for issuance under the Option Plan to a total of 1,850,000 shares of Common Stock. In 1999, the Board of Directors and stockholders of the Company increased the Common Stock reserved for issuance under the Option Plan to a total of 2,350,000 shares of Common Stock. The Board of Directors believes that stock options are an important part of the total compensation package needed to attract and retain key employees including skilled technical personnel. The number of employees of the Company has grown from 923 in 1996 to 1,843 in 1999 reflecting the Company's growth in revenues and, in particular, the growth in the provision of services. The Board recommends that 1,000,000 additional shares be reserved for issuance under the Option Plan to enable the Company to continue to attract and retain a strong management group as it grows. Except for the proposal to increase the number of shares of Common Stock reserved for issuance under the Option Plan, there is no difference between the Option Plan as it presently exists and as it would exist if the proposal is approved.

At April 28, 2000, options to purchase 1,355,957 shares of Common Stock were outstanding. The market value of the Common Stock underlying the outstanding options at April 28, 2000 was $22,373,291.

Neither the granting, nor the exercise, of an incentive stock option will result in income for federal income tax purposes for the optionee or in a deduction for the Company. Any gain realized on the sale of shares exercised under an incentive stock option is considered long-term capital gain to the optionee for federal income tax purposes if the stock has been held for at least one year after it was acquired on exercise of the option and at least two years have expired after the grant of the option. If the shares are sold or otherwise disposed of within one year after exercise or two years after the date of grant, then any appreciation at the date of exercise above the exercise price is treated, subject to certain limitations, as "ordinary" income; and any appreciation between the date of exercise and the date of sale is considered as long or short-term capital gain to the optionee depending on whether or not the stock was held longer than one year. In such event, the amount of ordinary income received by the optionee generally is treated as a tax deductible expense to the Company.

The grant of a nonqualified stock option will not result in income for the optionee or in a deduction for the Company. The exercise of a nonqualified stock option would result in ordinary income for the optionee and a deduction for the Company measured by the difference between the exercise price and the fair market value of the shares received at the time of exercise.

Options to employees are awarded on the basis of the achievement of financial objectives established by the Stock Option Committee, the contribution of the employee to the Company's objectives and such other matters as the Stock Option Committee deems relevant. As such, the number of shares subject to options that will be received by any executive officer or other employee of the Company is not determinable. Non-employee directors of the Company are not eligible to participate in the Option Plan.

For information concerning grants of stock options during fiscal 1999 under the Option Plan to the Company's Chief Executive Officer and the other four most highly compensated executive officers, see the Option Grants in Last Fiscal Year Table on page 12. There are no other current executive officers of the Company other than those named in the Table. The following table sets forth the number of shares subject to options granted in fiscal 1999 to all employees excluding executive officers. The dollar value of the options granted is dependent upon the future share price of the Common Stock of the Company.

                        OPTIONS GRANTED IN FISCAL 1999
  -----------------------------------------------------------------------------
 |  NAME AND POSITION                     |  NO. OF SHARES SUBJECT TO OPTIONS  |
 |----------------------------------------|------------------------------------|
 |  Non-Executive Officer Employee Group  |            611,852                 |
  -----------------------------------------------------------------------------

                            APPROVAL BY STOCKHOLDERS

The resolution that will be introduced at the Annual Meeting seeking the approval of the amendment to the Option Plan is as follows:

RESOLVED, that the first sentence of Section 3 of the 1992 Non-qualified and Incentive Stock Option Plan be amended to read as follows:

"There will be reserved for use, upon exercise of Awards to be granted from time to time under the Plan, an aggregate of 3,500,000 Shares, which Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reaquired by the Company."

Assuming the presence of a quorum at the Annual Meeting, approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy an entitled to vote at the Annual Meeting. The Board of Directors recommends that the stockholders vote in favor of this proposal.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James H. Smith, III, a director of the Company, is a shareholder in the law firm of Lindhorst & Dreidame Co. L.P.A., which serves as general counsel to the Company. See "Compensation Committee Interlocks and Insider Participation".

Mr. David B. Pomeroy, II the Chairman of the Board, President and Chief Executive Officer of the Company, engaged in certain transactions with the Company in the last fiscal year. See "Compensation Committee Interlocks and Insider Participation" and "Employment Agreements."

Mr. Rinaldi, a director of the Company, is the president of Information Leasing Corporation ("ILC"), a wholly-owned subsidiary of Provident Financial Group, Inc. See "Compensation Committee Interlocks and Insider Participation".


SECTION  16(A)  BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE

Mr. David B. Pomeroy, Chief Executive Officer for the Company, failed to file one Form 4 with respect to 50,000 options that were granted on December 15, 1999 with an exercise price of $10.69 per share in December 1999. The transaction was subsequently reported on a Form 5 filed with respect to 1999.

Mr. Timothy E. Tonges, Executive Vice President of Sales and Operations for the Company, failed to file one Form 4 with respect to 50 shares of common stock purchased through the Company's Employee Stock Purchase Plan with a purchase price of $11.79 per share in July 1999. The transaction was subsequently reported on a Form 5 with respect to 1999. Mr. Timothy Tonges filed an amended Form 3 with respect to correctly reporting 3,750 options granted on January 6, 1997 with an exercise price of $22.79 per share and reporting 25,000 options that were granted on April 16, 1999 with an exercise price of $12.25.

Mr. Victor Eilau, President of TIFS, filed a late Form 4 with respect to 1,000 shares of common stock purchased through the Company's Employee Stock Purchase Plan with a purchase price of $11.79 per share on July 1, 1999.

Dr. David W. Rosenthal, director, filed late Form 4s with respect to 2,000 options granted to his spouse on March 31, 1999 with an exercise price of $12.47 per share, 20,000 options granted to his spouse on May 11, 1999 with an exercise price of $11.75 per share, 75 shares of common stock purchased through the Company's Employee Stock Purchase Plan with a purchase price of $11.79 per share on July 1, 1999, and 1,000 shares sold with a purchase price of $13.75 per share on August 25, 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton, LLP, which has served as independent certified public accountants to the Company since fiscal 1994, has been selected by the Company to serve in that capacity in fiscal 2000. Representatives of Grant Thornton, LLP will be present at the Annual Meeting in order to respond to questions and to make any statement such representative deems appropriate.

                           PROPOSALS FOR 2001 MEETING

In order to be eligible for inclusion in the Company's proxy statement for the 2001 annual meeting of stockholders, stockholder proposals must be received by the Company at its principal office, 1020 Petersburg Road, Kentucky 41048, by January 7, 2001.

By  Order  of  the  Board  of  Directors



/S/  Dino  Lucarelli
-----------------------------------
Dino  Lucarelli,  Secretary


May 5, 2000
-------------------------
Date